Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

December 14, 2016

CytRx Corporation

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

Re:	Registration Statement on Form S-3 (Registration No. 333-208803)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement, as amended (the “Registration Statement”), the base prospectus dated June 17, 2016 (the “Base Prospectus”) and the prospectus supplement dated December 14, 2016 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by CytRx Corporation (the “Company”) of up to 11,540,741 shares (the “Issued Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), up to 3,300 shares (the “Preferred Shares”) of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share, and 7,857,143 shares of Common Stock (the “Conversion Shares” and, collectively with the Issued Shares and the Conversion Shares, the “Securities”) issuable upon conversion of the Preferred Shares . The Securities are covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the offer and sale of the Securities. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the United States federal laws and Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (1) the Issued Shares and the Preferred Shares are duly authorized and, when issued and delivered by the Company against payment therefor as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable, and (2) the Conversion Shares are duly authorized and, when issued upon Conversion of the Preferred Shares as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

CytRx Corporation

December 14, 2016

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC